EMPLOYMENT AGREEMENT AMMENDMENT #1

This First Amendment to that certain EMPLOYMENT AGREEMENT (the "Amendment") is reached this 31st day of March, 2010 (the "Effective Date") by and between PREMIER POWER RENEWABLE ENERGY, INC. (hereinafter referred to as "Corporation") and STEPHEN H. CLEVETT (hereinafter referred to as "Executive") amends, in entirety, that certain Employment Agreement dated August 28, 2008 by and between Corporation and Executive (the "Agreement"). (Corporation and Executive are referred to herein individually as a "Party" and collectively, the "Parties").

WHEREAS, Corporation is a corporation duly organized and existing under the laws of the State of Delaware, principally engaged in the business of the installation of photovoltaic solar power projects;

WHEREAS, Executive is an individual who has vast experience in executive management and operations in the energy industry, including renewable energy solutions;

WHEREAS, Corporation desires to retain the services of Executive to act as its Executive Vice President and to be responsible for the business development of large scale projects; and

WHEREAS, Executive desires to accept such retention of his services on the terms and conditions as set forth herein.

In consideration for the mutual promises, covenants and conditions contained herein the Parties hereby agree as follows:

1) **SERVICES**: Corporation hereby retains the services of the Executive as its Executive Vice President. In this capacity, he shall be responsible for certain day-to-day business development activities of the Corporation.

   a) Executive's services shall comprise the following (the "Services"):

      i) Primary responsibility will be to coordinate business development activities in respect of large scale projects in the US (defined as projects over 1MW (DC) in size) (hereinafter, each a "Project") on behalf of the Corporation;

      ii) Support the Corporation, as needed, with the development of project finance;

      iii) Support the Corporation in M&A activities;

      iv) Participate in capital market development. Support the CFO's management of the Corporation's investor relations plan. Employee will participate in road shows, bank meetings, analyst meetings, etc as requested by CEO or CFO; and

      v) Other activities as deemed necessary by the CEO or CFO.

b) In pursuit of the foregoing Services, Executive shall report directly to the CEO and will have a direct working relationship with the CFO.

c) Executive shall devote substantially all business working hours to the Corporation to enable him to faithfully perform the Services hereunder, provided, however, the Corporation understands and acknowledges that Executive sits on the Board of Directors of several renewable energy companies and is an active executive level participant in and advocate of the energy industry as a whole.

d) In connection herewith Executive shall be required to travel both statewide, nationally and internationally to perform his duties hereunder. However it is expressly understood that the corporate office to be located in New Jersey shall be his base office of operation.

2) **TERM**: The term of the Executive's employment hereunder shall commence on the Effective Date and end on December 31, 2010, subject to earlier termination under Sections 4 or 5 hereof. The Term shall automatically extend in one year increments from the then current end of the Term unless either Party provides at least 30 days' written notice to the other.

3) **COMPENSATION**: In consideration for the Services being rendered herein, Executive shall be entitled to and shall receive the following compensation:

a) Base Salary:

Beginning with first payroll following the Effective Date, an annual "Base Salary" of one hundred and sixty thousand dollars ($160,000.00), which shall be paid in accordance with Corporation's standard payroll practice.

b) Bonus:

i) For 2009: Executive will receive $20,000 in cash bonus: $10,000 payable by April 15th and $10,000 payable on or before May 31, 2010.

ii) For 2010: Executive will earn a $20,000 in cash bonus for the successful completion of a secondary public offering or alternative offering greater than $8.0 million during 2010 as currently contemplated.

iii) Bonus plans subsequent to fiscal 2010 will be set forth in a separate addendum.

c) Commissions:

i) Commissions will be calculated based on recognized revenue per the Corporation's US filed GAAP financial statements (10Q or 10K).

ii) Commissions will be earned as of the date the Corporation executes an agreement under which revenues for any applicable project inure to the

Corporation. Commissions will be paid quarterly on the next scheduled company payroll after the Corporation closes its quarterly financial reporting.

iii) Executive will earn $0.015 per recognized US dollar of revenue for Projects plus $0.0075 per recognized US dollar for projects in the US less than 1MW (DC) in which Executive participates up to an annual commission cap of $80,000.

iv) Upon meeting $80,000 annual commission cap Executive will be eligible for a 20,000 restricted share grant (subject to Board approval) vesting over 4 years.

d) Stock Compensation

i) Executive will receive 100,000 options as part of the December 1, 2009 option grant, exercisable at a price equal to the Closing price of the Company's common stock on December 1, 2009, vesting over a 4 year period ("Options").

ii) Executive will receive 25,000 shares of restricted stock vesting over 3 years and will be reviewed and granted subject to approval at the next scheduled Compensation Committee Board of Directors meeting (est. May 2010).

e) Notwithstanding the time frames specified in this Section 3, Executive's rights to receive the therein described benefits (including but not limited to vesting) shall be accelerated upon the occurrence of a "Triggering Event" (e.g., sale of at least 50% of the Corporation, merger in which the Corporation loses controlling interest, or sale of an amount of shares equal to or in excess of 50% of the then outstanding shares of Corporation).

f) Expense account to reimburse Executive for expenses reasonably necessary in the pursuit of his duties hereunder under the Corporation Corporate expense policy. Executive understands that company will only be responsible for up to two rounds of alcohol per entertainment and will not be reimbursed for the excess.

g) Fifteen (15) days paid vacation per fiscal year.

h) Health & dental benefits and 401k plan will be provided to Executive in accordance standard Corporation benefits, provided, however, Executive's health, dental and other benefits shall be on terms no less favorable than those afforded any other senior executive in the Corporation provided those terms are available in the Executive's state of residence.

i) Car allowance: Lease allowance up to $700/mo. Corporation will reimburse gas costs as incurred by Executive on behalf of Corporation

4) **TERMINATION BY CORPORATION**: This Amendment may be terminated at any time during the Term by Corporation as follows:

   a) Immediately, upon written notice by Corporation to Executive, "For Cause". For purposes of this Amendment "For Cause" shall be defined as the occurrence of any of the following acts by Executive:

      i) Conducting and/or participating in any activity that is a violation of any governmental rules, regulation, ordinance, and/or law, (unless specifically instructed to do so by the CEO or Board of Directors).

      ii) Conducting any activity that might reasonably be deemed a breach of the fiduciary relationship owed to Corporation by Executive as a result of his employment hereunder.

      iii) Public written or oral disparaging remarks regarding Corporation or management.

      iv) Any material breach of the terms and conditions of this Amendment, unless cured within the Cure Period (as defined in Section 5(c) below).

   b) Immediately, upon 30 days' written notice by Corporation to Executive, "Without Cause", on the following terms and conditions:

      i) Executive shall be entitled to receive the following:

         (1) Six (6) months of Base Salary, which shall be paid in accordance with Corporation's standard payroll practice over such 6 month period commencing on the termination date (the "Severance Period");

         (2) All Bonus for such applicable year; and

         (3) All Commissions earned through end of Severance Period;

      ii) Executive's health benefits, life insurance, etc remain in place for the Severance Period; and

      iii) All options and restricted shares that shall otherwise vest within the Severance Period shall immediately vest on the termination date;

   c) Items outlined in Section 4(b) are subject to signed simultaneous release of claims between both Parties.

5) **TERMINATION BY EXECUTIVE**: This Amendment may be terminated at any time during the Term by Executive as follows:

   a) Immediately, by Executive, after Cure Period, unless such Cure Period is waived by Corporation, upon written notice by Executive to Corporation, for "Good

Reason" specifying the grounds constituting such Good Reason, in which case the obligations of Corporation shall the same as outlined in Section 4(b) above provided, however, in the case of Section 5(a)(iii) below, the provisions of Section 3(e) above shall first govern and provided further, however, in the case of Sections 5(a)(i-iv) below, the provisions of Section 4(c) above shall not apply. For purposes of this Amendment "Good Reason" means the occurrence of any one of the following events:

i) the assignment to Executive of any duties inconsistent in any material respect with Executive's position (including status, offices, and reporting relationships), authority, duties or responsibilities, or any other action by the Corporation, which when taken as a whole, results in a significant diminution in Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Corporation within Cure Period (defined in Section 6(b) below); or

ii) a reduction by the Corporation In Executive's Base Salary or Cash Bonus without the consent of Executive or the failure by the Corporation to continue in effect any material benefit or compensation plan, life insurance plan, health and accident plan or disability plan in existence as of the Effective Date (or a replacement or substitute plan providing Executive with substantially similar or improved benefits) in which Executive is participating, or the material reduction of Executive's benefits under any of such plans (or replacement or substitution plans) or the failure to make any payment of Base Salary or other amount due and owing within thirty (30) days of the date it was due. This excludes any corporate wide reductions; or

iii) Change of Control of the Corporation; or

iv) the Corporation acts to change the geographic location of the performance of Executive's duties from the New York city metropolitan area without Executive consent; or

v) Corporation's election not to extend Term under substantially similar terms hereof.

b) Immediately, upon 30 days' written notice by Executive to Corporation, or if Executive elects to not extend the Term under substantially similar terms hereof, in which case the terms as outlined in Section 4(b) above shall not apply

c) Cure Period. Notwithstanding anything to the contrary stated herein if Corporation receives written notice from Executive of any breach detailed in Section 5(a) above, or if Executive receives written notice from Corporation of any breach detailed in Section 4(a)(iv) above, the applicable Party shall have the right to cure said breach within 30 days of receiving notice and provided said

cure is made to the reasonable mutual satisfaction of both Parties the terms of this Amendment will stay in full force and effect.

6) **NON-COMPETITION.**

a) Each Party acknowledges and agrees that Executive's services are of a special and unusual character which have a unique value to the Corporation, the loss of which cannot be adequately compensated by damages in an action at law and if used in competition with the Corporation, could cause serious harm to the Corporation. Accordingly, Executive agrees that during the Term of this Agreement and for the Severance Period, Executive will not, subject to Section 6(c) below:

   i) Directly solicit or attempt to solicit any employee of the Corporation for the purpose of causing them to leave the Corporation to take employment with any other business entity, or

   ii) Knowingly compete directly with the Corporation on any project opportunity or,

   iii) Act as an officer, employee, consultant or agent of an entity which is substantially similar to the Corporation and is engaged in a business which is substantially similar to that of the Corporation at the time of Executive's termination of employment.

b) Notwithstanding the foregoing, Corporation expressly agrees and acknowledges that Executive's activities outside of the Corporation as set forth in Section 1(c) above do not constitute "Competition" as defined in this Section 6, provided, however, Executive agrees that he will not, without the Corporation's consent, accept any Board position with a publicly traded company that is in direct competition with the Corporation.

c) In the event Executive elects to compete with the Corporation as set forth in Section 6(a) above, the Severance Period shall immediately terminate and Executive will forfeit any further benefits as described in Section 4(b) above.

7) **MISCELLANEOUS PROVISIONS:**

a) Each Party agrees to execute any and all documents necessary to effectuate the intent of this Amendment. Furthermore, each Party agrees to comply with all statutory requirements with respects to the transfer of any restricted shares and any other applicable shares, if any stock option is exercised.

b) This Amendment shall constitute the full and final agreement between the Parties with respect to the subject matter of this Amendment. This Amendment shall

supersede any prior or contemporaneous agreement, oral or written, between the Parties.

c) If any provision of this Amendment shall be found to be invalid or unenforceable in any respect, the remainder of the Amendment shall remain in full force and effect. The Amendment shall be interpreted to provide a full and reasonable commercial interpretation.

d) Any and all modifications to this Amendment must be undertaken in writing and signed by all Parties.

e) This Amendment shall be interpreted according to the laws of the State of California. If any suit or litigation is instituted it shall be brought in Sacramento, California. The prevailing Party in any such litigation shall be entitled to their reasonable attorney's fees and costs.

f) All Parties warrant that they possess the full authority and capacity to enter into this Amendment and bind their respective associates.

g) This Amendment shall inure to the benefit or burden of any and all assigns, parents, and/or subsidiaries of Corporation and cannot be assigned by Corporation, other than to any such entity in which Corporation holds at least a 50% interest therein, without the express written consent of the other Party; save any merger or acquisition approved by the Corporation's shareholders.

h) This Amendment may not be assigned by either Party and services contracted for herein are specific to Executive and may not be delegated and or assigned to any other person other than Executive.

IN WITNESS WHEREOF, the Parties have executed this Agreement in counterpart as of the date first above written.

PREMIER POWER RENEWABLE ENERGY, INC.	**EXECUTIVE**
By:	By:
Name: Dean Marks	Name: Stephen Clevett
Title: President & CEO	